UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 24, 2014

CORPORATE CAPITAL TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	814-00827	27-2857503
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (866) 745-3797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information as set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

Effective as of November 24, 2014, Corporate Capital Trust, Inc. (the “Company”) entered into a Commitment Increase Agreement to that certain $490 million Senior Secured Revolving Credit Agreement dated as of September 4, 2013 (as amended, modified or supplemented from time to time and giving effect to prior commitment increases to date, the “Credit Agreement”) by and among the Company, as the borrower, the syndication agent therefor, the lenders party thereto, and JPMorgan Chase Bank, N.A. (as administrative agent for said lenders), whereby the aggregate amount of the multicurrency commitments under the Credit Agreement were increased by a total amount equal to $165 million, for a total facility size of $655 million (the “Commitment Increase). Except as described herein, there were no other material modifications to the terms of the Credit Agreement, as previously described in the Current Reports on Form 8-K filed by the Company on September 10, 2013 and April 10, 2014.

A copy of the Commitment Increase Agreement is filed herewith.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Commitment Increase Agreement, dated effective as of November 24, 2014, by and among Corporate Capital Trust, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, the Assuming Lender and the Increasing Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2014		CORPORATE CAPITAL TRUST, INC.
a Maryland Corporation

	By:	/s/ Steven D. Shackelford
Steven D. Shackelford
President and Chief Financial Officer